TARGET MATURITY 2007 SERIES

                                   A SERIES OF

                        FIRST INVESTORS LIFE SERIES FUND

                                   UNDERTAKING


First Investors Life Insurance Company, which has contributed $100 to Target Maturity 2007 Series (the "Series"), a separate designated series of First Investors Life Series Fund, hereby undertakes not to remove such initial contribution from the Series for a period of two years from the date of commencement of operations of the Series.


                                          FIRST INVESTORS LIFE INSURANCE COMPANY



                                          By: /S/Richard H. Gaebler
                                              ---------------------
                                                 Richard H. Gaebler
                                                 President

Date:
February 10, 1995